                                                                      EXHIBIT 22

As of September 30, 2000, 1999, and 1998
(Dollars in thousands)

                                                                  Balance at    Charged to                                Balance at
                                                                  beginning     costs and     Charged to                   end of
                                     Description                  of period      expenses   Other Accounts   Deductions    period
------------------------------------------------------------------------------------------------------------------------------------
September 30, 2000

Valuation account, product returns and doubtful accounts           $6,761        $15,805                     $16,379 (1)    $6,187

September 30, 1999

Valuation account, product returns and doubtful accounts           $7,651        $13,105                     $13,995 (1)    $6,761

September 30, 1998

Valuation account, product returns and doubtful accounts           $2,459        $30,378                     $25,186 (1)    $7,651




September 30, 2000

Valuation account, inventory obsolescence                          $4,539         $1,633                      $2,098 (2)    $4,074

September 30, 1999

Valuation account, inventory obsolescence                           3,107          6,218                       4,786 (2)    $4,539

September 30, 1998

Valuation account, inventory obsolescence                           2,193          3,414                       2,500 (2)    $3,107


(1) Uncollectible accounts charged against the allowance net of recoveries, and product returns charged against the allowance.

(2)  Scrapped inventory charged against allowance.